Exhibit 99.1

HACKENSACK, NJ,   March 5, 2010 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the First Quarter ended January 31, 2010 (“Current Quarter”), as compared to the First Quarter ended January 31, 2009 (“Prior Year’s Quarter”). The results of operations for the Current Quarter as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

HIGHLIGHTS - 1st Quarter Ended January 31, 2010:
* Net Income Per Share (Basic & Diluted): $0.17	* Dividends Per Share: $0.30
* FFO Per Share: $0.37	* FFO Payout: 81%
* Average Residential Occupancy: 93.2%	* Average Commercial Occupancy: 90.5%

RESULTS OF OPERATIONS

Real Estate revenue for the Current Quarter increased 0.9% to $10,849,000 compared to $10,749,000 for the Prior Year’s Quarter. The increase in real estate revenues for the Current Quarter was primarily attributable to higher base rental income at FREIT’s commercial operations.

Net income attributable to common equity (“Net Income”) for the Current Quarter was $1,172,000 ($0.17 per share diluted) compared to $1,521,000 ($0.22 per share diluted) for the Prior Year’s Quarter. The schedule below provides a detailed analysis of the major changes that impacted net income for the three months ended January 31, 2010 and 2009:

	Three Months Ended January 31,
	2010	2009	Change
	(in thousands, except per share)
Real estate revenues:
Commercial properties	$6,141	$5,858	$283
Residential properties	4,708	4,891	(183)
Total real estate revenues	10,849	10,749	100

Operating expenses:
Real estate operations	4,621	4,341	280
General and administrative	428	414	14
Depreciation	1,521	1,474	47
Total operating expenses	6,570	6,229	341

Operating income	4,279	4,520	(241)

Investment income	36	79	(43)

Financing costs	(2,862)	(2,715)	(147)
Net income	1,453	1,884	(431)
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	(281)	(363)	82
Net income attributable to common equity	$1,172	$1,521	$(349)

Earnings per share (attributable to common equity):
Basic	$0.17	$0.22	$(0.05)
Diluted	$0.17	$0.22	$(0.05)

Weighted average shares outstanding:
Basic	6,942	6,946
Diluted	6,942	6,946

Net Income for the Current Quarter decreased 14.6% compared to $1,372,000 reported for the fourth quarter ended October 31, 2009 (“Prior Year 4th Quarter”). While revenues increased modestly for the Current Quarter compared to the Prior Year 4th Quarter, unreimbursable operating expenses at our residential properties, principally snow removal and utility costs, increased $241,000 over the Prior Year’s 4th Quarter, due to this year’s unusually colder winter. Adjusting out these costs, net income for the Current Quarter would have exceeded the Prior Year 4th Quarter.

SEGMENT INFORMATION
The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income for the Current Quarter, as compared to the Prior Year’s Quarter:

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)		January 31,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,638	$4,360	$278	6.4%	$4,651	$4,790	$(139)	-2.9%	$9,289	$9,150
Reimbursements	1,434	1,405	29	2.1%	-	-	-		1,434	1,405
Other	24	51	(27)	-52.9%	57	101	(44)	-43.6%	81	152
Total revenue	6,096	5,816	280	4.8%	4,708	4,891	(183)	-3.7%	10,804	10,707

Operating expenses	2,375	2,307	68	2.9%	2,246	2,034	212	10.4%	4,621	4,341
Net operating income	$3,721	$3,509	$212	6.0%	$2,462	$2,857	$(395)	-13.8%	6,183	6,366
Average
Occupancy %	90.5%	89.2%		1.3%	93.2%	93.8%		-0.6%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					53	51
				Amortization of acquired leases					(8)	(9)
				Investment income					36	79
				General and administrative expenses					(428)	(414)
				Depreciation					(1,521)	(1,474)
				Financing costs					(2,862)	(2,715)
				Net income					1,453	1,884
				Net income attributable to noncontrolling interests*					(281)	(363)
				Net income attributable to common equity					$1,172	$1,521
				*Formerly referred to as minority interests.

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other non-operating activity. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT
Total revenue and NOI from FREIT’s commercial segment for the Current Quarter increased by 4.8% and 6.0%, respectively, as compared to the comparable prior year’s period. The primary reasons for the increase in both revenue and NOI for the Current Quarter were higher base rental income and higher occupancy levels, primarily at the Damascus Center. The average occupancy rate for the Damascus Shopping Center in Damascus, Maryland (the “Damascus Center”) for the Current Quarter was at 56.5% compared to 41.4% for the Prior Year’s Quarter. This improvement was primarily attributable to Safeway occupying its new space as part of the Phase II redevelopment.

The economic recovery in the U.S. has resulted in modest increases in retail sales, although among the retailers results have been mixed. This gives us a modicum of guarded optimism. Average occupancy rates for FREIT’s commercial segment (exclusive of the Damascus Center) for the Current Quarter was at 95.0% compared to 95.2% for the Prior Year’s Quarter. For the Current Quarter, tenant fall-out has been minor as evidenced by average occupancy (exclusive of the Damascus Center) declining only 0.2%. However, we may experience additional fall-out if the economic recovery is slow.

RESIDENTIAL SEGMENT
Total revenue and NOI from FREIT’s residential segment for the Current Quarter decreased by 3.7% and 13.8%, respectively, as compared to the comparable prior year’s period. The Current Quarter’s poorer operating results reflect the culmination of the downward spiral of occupancy and rents over the past year. The effect of lower revenues was exacerbated by higher operating costs, particularly utility costs caused by the colder winter this year. The revenue declines are attributable to higher than normal unemployment in our areas of operation. However, it should be noted that over the last several months, occupancy is showing signs of improvement.

FUNDS FROM OPERATIONS (“FFO”):
Many consider FFO as the standard measurement of a REIT’s performance. We compute FFO as follows:

Funds From Operations ("FFO")
	Three Months Ended
	January 31,
	2010	2009
	($ in thousands)

Net income	$1,453	$1,884
Depreciation	1,521	1,474
Amortization of deferred mortgage costs	53	59
Deferred rents (Straight lining)	(53)	(51)
Amortization of acquired leases	8	9
Capital Improvements - Apartments	(85)	(129)
Distributions to noncontrolling interests	(348)	(120)
FFO	$2,549	$3,126

Per Share - Basic	$0.37	$0.45
Per Share - Diluted	$0.37	$0.45

Weighted Average Shares Outstanding:
Basic	6,942	6,946
Diluted	6,942	6,946

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS
The 1st quarter dividend of $0.30 per share is payable on March 16, 2010 to shareholders of record on March 2, 2010.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $250 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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